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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO._____________________)


                            JDA Software Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46612K 10 8
                        -------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  46612K 10 8                  13G            PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James D. Armstrong
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,019,837
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,019,837
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,019,837
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          15.57%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 5 pages
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Schedule 13G
Frederick M. Pakis (Cont.)


ITEM 1.

         (a)     Name of Issuer:  JDA Software Group, Inc.

         (b)     Address of Issuer's Principal Executive Offices:

                 11811 North Tatum Blvd., Suite 2000, Phoenix, AZ 85028

ITEM 2.

         (a)     Name of Person Filing:

                 James D. Armstrong

         (b)     Address of Principal Business Officer or, if none, Residence:

                 c/o JDA Software Group, Inc.
                 11811 North Tatum Blvd., Suite 2000
                 Phoenix, AZ 85028

         (c)     Citizenship:  United States

         (d)     Title of Class of Securities:  Common Stock, $0.01 par value

         (e)     CUSIP Number:  46612K 10 8

ITEM 3.  STATUS OF PERSON FILING:

                 Not applicable.

ITEM 4.  OWNERSHIP

         (a)     Amount Beneficially Owned:

                 2,019,837 shares

         (b) Percent of Class: 15.57% based on the sum of 2,019,837 shares of Common Stock outstanding on December 31, 1996, determined in accordance with Rule 13-d-3(d)(1)(i)

         (c)     Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote:  2,019,837
                          shares

                 (ii)     shared power to vote or to direct the vote:  -0-

                 (iii) sole power to dispose or to direct the disposition of: 2,019,837 shares





                               Page 3 of 5 pages

Schedule 13G
Frederick M. Pakis (Cont.)


                 (iv) shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF THE GROUP

                 Not applicable.

ITEM 10.         CERTIFICATION

                 Not applicable.





                               Page 4 of 5 pages

Schedule 13G
Frederick M. Pakis (Cont.)


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 1997




                                                   /s/ James D. Armstrong
                                                   -----------------------------
                                                   James D. Armstrong
















                               Page 5 of 5 pages